Exhibit (d)(2)(i)

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Series	Annual Sub-Advisory Fee (as a percentage of average daily Assets allocated to the Sub-Adviser)

Voya MidCap Opportunities Portfolio	0.3375% on first $250 million; 0.3150% next $400 million; 0.2925% next $450 million; and 0.2700% on assets thereafter

Voya SmallCap Opportunities Portfolio	0.3375% on the first $250 million; 0.3150% on the next $250 million; 0.2925% on the next $250 million; 0.2700% on the next $250 million; and 0.2475% on assets thereafter